Exhibit 10.18

SEPARATION AGREEMENT AND GENERAL RELEASE

IT IS HEREBY AGREED by and between David Stokes (“STOKES”) and Transaction Systems Architects, Inc., and its subsidiaries (collectively, “TSA”), in consideration for the mutual promises contained herein, as follows:

1.     STOKES’ employment with TSA will terminate effective April 15, 2003, and he will receive base salary and Management Incentive Compensation earned through that date and accrued benefits.

2.     In full and complete payment and satisfaction of all the obligations and liabilities of TSA to STOKES pursuant to or in connection with the employment relationship, TSA will pay a severance amount to STOKES (less appropriate payroll deductions for all applicable taxes and 401(k) withholding) in accordance with its normal pay practices, upon the expiration of the seven-day revocation period described in paragraph 15, the sum of One Hundred and Five Thousand Dollars ($105,000.00).  STOKES acknowledges that this amount constitutes severance pay offered to him by TSA freely and without obligation in consideration for this Separation Agreement and General Release (the “Agreement”).

3.     STOKES will remain covered by TSA’s group medical and dental insurance through April 30th, 2003, provided he pays his proportionate share of the applicable premium, and thereafter to the extent provided by federal law commonly referred to as COBRA.  TSA will pay the difference between the current insurance monthly premium and the COBRA insurance monthly premium for a period of six months ending October 31, 2003.  TSA will also provide up to $10,000.00 in expenses related to outplacement services.  These fees will be paid directly to the provider for services provided in 2003.  STOKES will work through providers designated by TSA.

4.     STOKES will be entitled to his vested benefits in the 401(k) Plan, in accordance with and to the extent provided by the terms of said Plan.

5.     Except as provided herein, this Agreement shall expressly and unconditionally supersede and render void any and all claims, rights, title or interest in or with respect to any employee compensation or benefit to which STOKES may have been entitled by virtue of his employment with TSA, excluding claims relating to social security, workers’ compensation, or unemployment insurance benefits.

6.     STOKES hereby releases and discharges and will not sue TSA, its parents, subsidiaries, affiliates and their respective, directors, officers,

employees, agents or successors of and from any demand or claim, of whatever kind or nature, whether known or unknown, arising out of his employment with TSA, including, but not limited to, claims of breach of express or implied contract, wrongful discharge, retaliation, infliction of emotional distress, or claims of discrimination under the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, as amended, or any other local, state or federal law or regulation as of the date this Agreement is signed.

7.     STOKES understands that by offering this Agreement, TSA does not admit that it has done anything wrong, but wishes to memorialize its offer and agreement to provide severance benefits to him.

8.     STOKES agrees to promptly return to TSA all property belonging to TSA, including, but not limited to, credit cards, keys, security cards and any other documents and confidential information belonging to TSA.

9.     STOKES agrees that he will not engage in any conduct that is detrimental to or derogatory about TSA or any of its directors, officers or employees.

10.   STOKES understands and agrees that he may not use or disclose any proprietary information of TSA including, but not limited to product and service information, financial and pricing information, data processing and communication information, marketing and business plans and other know-how and trade secrets regarding the business of TSA, all of which are valuable to TSA and constitutes confidential information.

11.   STOKES agrees not to disclose the existence or contents of this Agreement, unless required by law.  This restriction will not apply to disclosure by STOKES to members of STOKES’ immediate family or to STOKES’ legal, tax or financial advisors; provided that STOKES advises them of this provision and STOKES agrees to use STOKES’ best efforts to protect against any further disclosure by these persons.

12.   STOKES agrees further that if he breaches the provisions of paragraphs 8, 9, 10 or 11, TSA may bring an action in a court of competent jurisdiction and recover as liquidated damages the payment made to him pursuant to paragraph 2 of this Agreement and its attorneys’ fees.

13.   TSA will not engage in any conduct that is detrimental to or derogatory about STOKES and provides only neutral reference responses to inquiries for employment, which include a verification of past employment, dates and location of employment and positions held.

14.   STOKES agrees to cooperate with the company in investigating, preparing or testifying on any threatened or pending claim, action or proceeding, whether investigative, administrative, civil or criminal, involving or affecting TSA.  STOKES will receive no additional compensation for his time, but will be reimbursed for his reasonable expenses in connection with these activities in accordance with TSA’s expense reimbursement policies and procedures.

15.   STOKES acknowledges that this Agreement has been offered to him on April 4, 2003, and acknowledges further that he has been advised by this Agreement:  (a) that he should consult with an attorney prior to executing this Agreement; (b) that he has up to twenty-one (21) days in which to consider and accept this Agreement; (c) that he will have up to seven (7) days following execution of this Agreement in which to revoke this Agreement by delivering written notice of such revocation to Amanda Jurek, Director of Human Resources; and (d) that by entering into this Agreement, he acknowledges and understands all of the provisions of and is voluntarily entering into this Agreement.

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Dated this 4th day of April, 2003.

/s/ DAVID STOKES
David Stokes

By:	/s/ AMANDA JUREK
Amanda Jurek
Director, Human Resources
Transaction Systems Architects